Exhibit 99.1

Contact:	Susannah R. Robinson
Director, Investor Relations
(617) 342-6129

FOR IMMEDIATE RELEASE

CABOT ANNOUNCES FIRST QUARTER OPERATING RESULTS
EPS $0.51 versus $0.42

BOSTON, MA (January 26, 2005) – Cabot Corporation (CBT/NYSE) today announced net income of $35 million ($0.51 per diluted common share) for the first quarter of fiscal year 2005 ended December 31, 2004, compared with $29 million ($0.42 per diluted common share) for the year ago quarter. The first quarter fiscal year 2005 results included $4 million ($0.04 per diluted common share) of pre-tax charges and $4 million ($0.04 per diluted common share) of tax benefits for certain items and discontinued operations, compared with $2 million ($0.02 per diluted common share) of after tax charges for certain items and discontinued operations for the same quarter of fiscal year 2004. Further details concerning certain items and discontinued operations are included in Exhibit I and in the quarterly Supplemental Business Information, which is available on Cabot’s website in the Investor Relations section: http://w3.cabot-corp.com/earnings.cfm.

     Kennett F. Burnes, Cabot’s Chairman and CEO, commented, “We saw strong performance in our Chemicals Business with volume growth for the quarter in carbon black, continued strong demand for fumed metal oxides and excellent growth in inkjet. Capacity remains very tight in our core chemical businesses and we continue to work hard to meet customers’ demand. Furthermore, the weak dollar benefited both the carbon black and fumed metal oxides businesses. The Specialty Fluids Business reported solid results with strong growth in volumes and revenues, while our Supermetals Business was negatively impacted by the timing of contracted volumes and lower prices. ”

     The Chemicals Business reported operating profits of $36 million compared with $27 million for same period in fiscal year 2004 with increasing volumes and positive foreign exchange impact. “We continue to see strong volumes and tight capacity in both the carbon black and fumed metal oxides businesses,” Burnes said. Volumes increased 10%, year over year, in the carbon black business. Higher prices and positive currency translation, partially offset by higher raw material costs, had a positive effect on carbon black performance, which reported a $6 million increase in operating profit compared with last year and a $15 million increase sequentially. Cabot’s fumed metal oxides business reported a $2 million increase in operating profit compared to the first quarter of fiscal year 2004 and a $3 million increase sequentially, driven by strong volumes in its contracted and non-contracted businesses, somewhat offset by higher variable costs. “We are pleased to see solid volume growth in developing regions, particularly South America and Asia Pacific, in both carbon black and fumed metal oxides,” continued Burnes, “and we are encouraged that our market development activities remain on schedule to allow us to capitalize on this growth.” Inkjet Colorants continued strong volume and profit growth with volumes increasing 50% over the year ago quarter driven by increases in both the OEM and after market businesses.

     During the first quarter of fiscal year 2005, the Specialty Fluids Business reported an increase in operating profits of $4 million year over year, driven by increased revenues from completed jobs in the North Sea. During the quarter, the business completed 6 jobs, compared with 2 jobs for the same period last year. Sequentially, this business saw a decline in operating profits of $3 million resulting from smaller jobs when compared with those of the fourth quarter of fiscal year 2004.

     The Supermetals Business reported a $5 million decrease in operating profits compared to the first quarter of fiscal year 2004, as well as a $6 million decrease sequentially due to decreased volumes and revenues. The year over year decline was driven by the timing of contracted volumes and lower prices which were partially offset by higher non-contracted volumes. Sequentially, the Supermetals business also experienced lower volumes due to contract timing, somewhat offset by higher prices. “We are comfortable that contracted and non-contracted volumes will be solid for the remaining three quarters of the year, ” Burnes added. During the quarter, Cabot changed its accounting treatment for revenue recognition with regard to sales of one product to one of its tantalum customers. This change was adopted this quarter, will be applied to future periods and would have impacted prior periods beginning in the third quarter of fiscal year 2003. The cumulative impact of this change is estimated to be approximately $1 million favorable and is reflected in the current quarter’s earnings. The company has not completed its assessment of the impact to individual prior periods at this time but does not expect the cumulative impact to materially change.

     With respect to the future, Burnes said, “We are optimistic about the Company’s performance overall and anticipate continued strong volumes in our Chemicals Business as well as substantial growth in both Inkjet Colorants and Specialty Fluids. We continue to invest in our new businesses and anticipate that they will be growing contributors to the Company’s profitability. We are managing tight capacities within our carbon black and fumed metal oxides businesses and are encouraged by the strengthening of the economic environment in our areas of interest. We remain confident that our ongoing capital investments will help ensure that we have appropriately placed capacity to meet customer demand. Although it is becoming increasingly difficult to forecast the Supermetals Business due to the nature of the electronics market, we anticipate some strengthening in this business during the rest of the year.”

     For those interested in more detailed information on Cabot’s First Quarter 2005 results, please see the Supplemental Business Information available today on the Company’s website in the Investor Relations section: http://w3.cabot-corp.com/earnings.cfm.

     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Forward-Looking Information: Included above are forward-looking statements relating to management’s expectations regarding future profits, new business growth, the Company’s product development program and the possible achievement of the Company’s financial goals. Actual results may differ materially from the results anticipated in the forward-looking statements included in this press release due to a variety of factors, including domestic and global economic conditions, such as market supply and demand, prices and costs and availability of raw materials; fluctuations in currency exchange rates; patent rights of others; stock market conditions; the timely commercialization of products under development by the Company (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); the Company’s ability to successfully manage acquisitions; demand for our customers’ products; competitors’ reactions to market conditions; the accuracy of the assumptions used by the Company in establishing a reserve for its share of liability for respirator claims; and the outcome of pending litigation and governmental investigations. Other factors and risks are discussed in the Company’s 2004 Annual Report on Form 10-K.

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First Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2004	2003

Net sales and other operating revenues	$495	$446
Cost of sales	378	339

Gross profit	$117	$107

Selling and administrative expenses	54	51
Research and technical expenses	15	12

Income from operations	$48	$44

Other income and expense
Interest and dividend income	2	1
Interest expense	(8)	(7)
Other income (expense)	3	(1)

Total other income and expense	(3)	(7)

Income from continuing operations before income taxes	45	37

Provision for income taxes	(9)	(8)
Equity in net income of affiliated companies, net of tax	2	2
Minority interest in net income, net of tax	(3)	(1)

Income from continuing operations	35	30

Discontinued operations:
Income from operations of discontinued businesses, net of tax	—	(1)

Income	35	29
Dividends on preferred stock	(1)	(1)

Income available to common shares	$34	$28

Diluted earnings per share of common stock
Income from continuing operations	$0.51	$0.43
Income from operations of discontinued businesses	$—	$(0.01)

Income	$0.51	$0.42

Weighted average common shares outstanding
Diluted	69	68

First Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2004	2003

SALES
Chemical Business	$405	$351
Supermetals Business	77	87
Specialty Fluids	7	1

Segment sales (A)	489	439
Unallocated and other (B)	6	7

Net sales and other operating revenues	$495	$446

SEGMENT PROFIT (LOSS)
Chemical Business	$36	$27
Supermetals Business	16	21
Specialty Fluids	2	(2)

Total Segment Profit (C)	54	46

Interest expense	(8)	(7)
General unallocated income (expense) (D)	1	—
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)

Income from continuing operations before income taxes	45	37
Provision for income taxes	(9)	(8)
Equity in net income of affiliated companies, net of tax	2	2
Minority interest in net income, net of tax	(3)	(1)

Income from continuing operations	35	30
Discontinued operations:
Income from operations of discontinued businesses, net of tax (E)	—	(1)

Income	35	29
Dividends on preferred stock	(1)	(1)

Income available to common shares	$34	$28

Diluted earnings per share of common stock
Income from continuing operations	$0.51	$0.43
Income from operations of discontinued businesses (E)	$—	$(0.01)

Income	$0.51	$0.42

Weighted average common shares outstanding

Diluted	69	68

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling costs.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I.

(E)	Loss represents litigation related to a previously divested business, net of tax.

First Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	December 31,	September 30,
	2004	2004
In millions	(unaudited)

Current assets	$1,242	$1,173
Net property, plant and equipment	951	918
Other non-current assets	344	335

Total assets	$2,537	$2,426

Current liabilities	$493	$372
Non-current liabilities	784	863
Stockholders’ equity	1,260	1,191

Total liabilities and stockholders’ equity	$2,537	$2,426

Working capital	$749	$801

First Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION

	Fiscal 2004					Fiscal 2005
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	FY

Sales
Chemical Business	$351	$399	$398	$398	$1,546	$405	$405
Supermetals Business	87	85	86	80	338	77	77
Specialty Fluids	1	9	4	13	27	7	7

Segment Sales (A)	439	493	488	491	1,911	489	489
Unallocated and other (B)	7	7	4	5	23	6	6

Net sales and other operating revenues	$446	$500	$492	$496	$1,934	$495	$495

Segment Profit (Loss)
Chemical Business	$27	$43	$45	$17	$133	$36	$36
Supermetals Business	21	16	18	22	76	16	16
Specialty Fluids	(2)	3	—	5	6	2	2

Total segment profit (loss) (C)	46	62	63	44	215	54	54

Income (Loss) Available to Common Shares
Interest expense	(7)	(7)	(8)	(8)	(31)	(8)	(8)
General unallocated income (expense) (D)	—	(3)	2	(14)	(14)	1	1
Less: Equity in net income of affiliated companies, net of tax	(2)	(1)	(2)	(2)	(6)	(2)	(2)

Income (Loss) from Continuing Operations before income taxes	37	51	55	20	164	45	45
(Provision) benefit for income taxes	(8)	(13)	(13)	(5)	(40)	(9)	(9)
Equity in net income of affiliated companies, net of tax	2	1	2	1	6	2	2
Minority interest in net income, net of tax	(1)	(3)	(3)	(2)	(9)	(3)	(3)

Income (Loss) from Continuing Operations	30	36	41	14	121	35	35
Discontinued Operations
Income (Loss) from Operations of Discontinued Businesses, net of income taxes (E)	(1)	1	1	1	2	—	—

Income (loss)	29	37	42	15	123	35	35
Dividends on preferred stock	(1)	(1)	—	(1)	(3)	(1)	(1)

Net income (loss) available to common shares	$28	$36	$42	$14	$120	$34	$34

Income (Loss) per common share
Income (loss) from Continuing Operations	$0.43	$0.53	$0.61	$0.21	$1.79	$0.51	$0.51
Income (Loss) from Operations of Discontinued Businesses (E) (F)	(0.01)	0.01	0.01	0.02	0.03	—	—

Total	$0.42	$0.54	$0.62	$0.23	$1.82	$0.51	$0.51

Weighted average common shares outstanding
Diluted	68	69	69	68	68	69	69

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.
(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling costs.
(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.
(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items.
(E)	Additional income in Q2 2004, Q3 2004 and Q4 2004 related to insurance recoveries for discontinued businesses, net of tax.
(F)	Amounts in Q1 2004 relate to litigation associated with a previously divested business, net of tax.

First Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CERTAIN ITEMS — Exhibit I

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2004	2004	2003	2003
	$	per share(A)	$	per share(A)

Certain items before income taxes
Restructuring initiatives	$(4)	$(0.04)	$(1)	$(0.01)

Total certain items	(4)	(0.04)	(1)	(0.01)

Discontinued operations	—	—	(1)	(0.01)

Total certain items and discontinued operations pre-tax	(4)	(0.04)	(2)	(0.02)

Tax impact of certain items and discontinued operations (B)	4	0.04	—	—

Total certain items and discontinued operations after tax	$—	$—	$(2)	$0.02

(A) Per share amounts are calculated after tax.

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2004	2003

Statement of Operations Line Item
Cost of sales	$4	$(1)

Total certain items	$4	$(1)

(B)	Includes $3 million of tax benefit related to the closure of the Altona facility.